Exhibit 10.14

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (the “Amendment”) is made and entered into as of August 6, 2010, by and between THE IRVINE COMPANY LLC, a Delaware limited liability company (“Landlord”) and PEREGRINE SEMICONDUCTOR, a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord (formerly known as The Irvine Company, a Delaware corporation) and Tenant (as successor in interest to Continuous Computing Corporation, a Delaware corporation) are parties to that certain lease dated April 20, 2000, which lease has been previously amended by First Amendment to Lease dated August 23, 2005, Consent to Assignment and Amendment to Lease dated March 19, 2007 and Second Amendment to Lease dated June 22, 2007 (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 48,146 rentable square feet (the “Original Premises”) described as the building located at 9380 Carroll Park Drive, San Diego, California (the “Building”).

B.

Tenant has requested that additional space containing approximately 23,209 rentable square feet described as Suite No. 100 on the 1st floor of the building located at 9369 Carroll Park Drive, San Diego, California (the “9369 Building”) shown on Exhibit A hereto (the “Expansion Space”) be added to the Original Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

C.	The Lease by its terms shall expire on July 31, 2012 (“Second Prior Expiration Date”), and the parties desire to extend the Term of the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.	Expansion and Effective Date.

A.	The Term for the Expansion Space shall commence (“Expansion Effective Date”) on the earlier of (a) January 1, 2011, or (b) the date Tenant commences its business activities within the Expansion Space, and shall expire upon the Second Extended Expiration Date (defined below) of December 31, 2015. Promptly following request by Landlord, the parties shall memorialize on a form provided by Landlord (the “Expansion Effective Date Memorandum”) the actual Expansion Effective Date; should Tenant fail to execute and return the Expansion Effective Date Memorandum to Landlord within five (5) business days (or provide specific written objections thereto within that period), then Landlord’s determination of the Expansion Effective Date as set forth in the Expansion Effective Date Memorandum shall be conclusive. Effective as of the Expansion Effective Date, the Premises, as defined in the Lease, shall be increased from 48,146 rentable square feet to 71,355 rentable square feet by the addition of the Expansion Space.

B.	Delay in Possession. If Landlord, for any reason whatsoever, cannot deliver possession of Expansion Space to Tenant on or before the Expansion Effective Date set forth in Section I.A above, this Amendment shall not be void or voidable nor shall Landlord be liable to Tenant for any resulting loss or damage.

C.	Following the full execution of this Amendment, payment of all deposits due hereunder and delivery of proper evidence of insurance pursuant to the Lease, Landlord shall permit Tenant and its agents to enter the Expansion Space prior to the Expansion Effective Date in order that Tenant may perform any work to be performed by Tenant hereunder through its own contractors, subject to Landlord’s prior written approval, and otherwise in accordance with the requirements of the Lease. The foregoing license to enter the Expansion Space prior to the Expansion Effective Date is however, conditioned upon the compliance by Tenant’s contractors with all requirements imposed by Landlord on third party contractors, including without limitation the maintenance by Tenant and its contractors and subcontractors of workers’ compensation and public liability and property damage insurance in amounts and with companies and on forms satisfactory to Landlord, with certificates of such insurance being furnished to Landlord prior to proceeding with any such entry. The entry shall be deemed to be under all of the provisions of the Lease except as to the covenants to pay Rent. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any such work being performed by Tenant, the same being solely at Tenant’s risk. In no event shall the failure of Tenant’s contractors to complete any work in the Expansion Space extend the Expansion Effective Date.

II.	Extension. The Term of the Lease is hereby extended and shall expire on December 31, 2015 (“Second Extended Expiration Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing August 1, 2012 (“Second Extension Date”) and ending on the Second Extended Expiration Date shall be referred to herein as the “Second Extended Term”.

III.	Basic Rent.

A.	Original Premises From and After Second Extension Date. As of August 1, 2012, the schedule of Basic Rent payable with respect to the Original Premises during the Second Extended Term is the following:

Months of Term or Period	Monthly Rate Per Square Foot	Monthly Basic Rent
8/1/12-12/31/12	$0.80	$38,517.00
1/1/13-12/31/13	$0.85	$40,924.00
1/1/14-12/31/14	$0.90	$43,331.00
1/1/15-12/31/15	$0.95	$45,739.00

All such Basic Rent shall be payable by Tenant in accordance with the terms of the Lease.

B.	Expansion Space From Expansion Effective Date Through Second Extended Expiration Date. Effective as of the Expansion Effective Date, Tenant shall pay Landlord Basic Rent for the Expansion Space as follows:

Months of Term or Period	Monthly Rate Per Square Foot	Monthly Basic Rent
1/1/11-6/30/11	$0.375	$8,703.38
7/1/11-12/31/11	$0.75	$17,407.00
1/1/12-12/31/12	$0.80	$18,567.00
1/1/13-12/31/13	$0.85	$19,728.00
1/1/14-12/31/14	$0.90	$20,888.00
1/1/15-12/31/15	$0.95	$22,049.00

All such Basic Rent shall be payable by Tenant in accordance with the terms of the Lease.

Landlord and Tenant acknowledge that the foregoing schedule is based on the assumption that the Expansion Effective Date is estimated. The schedule set forth above with respect to the payment of any installment(s) of Basic Rent for the Expansion Space shall be appropriately adjusted on a per diem basis to reflect the actual Expansion Effective Date, and the actual Expansion Effective Date shall be set forth in the Expansion Effective Date Memorandum. However, the effective date of any increases or decreases in the Basic Rent rate shall not be postponed as a result of an adjustment of the Expansion Effective Date as provided above.

IV.	Building Costs and Property Taxes.

A.	Original Premises for the Second Extended Term. Tenant shall be obligated to pay Tenant’s proportionate share of Building Costs and Property Taxes accruing in connection with the Original Premises in accordance with the terms of the Lease through the Second Extended Term.

B.	Expansion Space From Expansion Effective Date Through Second Extended Expiration Date. Tenant shall be obligated to pay Tenant’s proportionate share of Building Costs and Property Taxes accruing in connection with the Expansion Space in accordance with the terms of the Lease through the Second Extended Term.

V.	Additional Security Deposit. Concurrently with Tenant’s delivery of this Amendment, Tenant shall deliver the sum of $47,323.00 (i.e., $24,253.00, which mathematically represents the Security Deposit applicable to the Expansion Space plus $23,070.00, which represents the additional amount required to equal 110% of the last month’s Rent for the Original Premises). Accordingly, the Security Deposit is increased from $27,243.00 under the Lease to a total of $74,566.00.

VI.	Improvements to Expansion Space.

A.	Condition of Expansion Space. Tenant has inspected the Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

B.	Tenant Improvements. Landlord hereby agrees to complete the Tenant Improvements for the Expansion Space in accordance with the provisions of Exhibit B, Work Letter, attached hereto.

VII.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

A.	Parking. Notwithstanding any contrary provision in Exhibit C to the Lease, “Parking,” (i) Landlord shall continue to lease to Tenant and Tenant shall continue to lease from Landlord 169 unreserved parking spaces for the Original Premises through the Second Extended Expiration Date and (ii) Landlord shall lease to Tenant, and Tenant shall lease from Landlord, an additional 81 unreserved parking spaces for the Expansion Space from the Expansion Effective Date through the Second Extended Expiration Date. The unreserved parking spaces referenced herein shall be at no charge through the Second Extended Expiration Date.

B.	SDN List. Tenant hereby represents and warrants that neither Tenant nor any officer, director, employee, partner, member or other principal of Tenant (collectively, “Tenant Parties”) is listed as a Specially Designated National and Blocked Person (“SDN”) on the list of such persons and entities issued by the U.S. Treasury Office of Foreign Assets Control (OFAC). In the event Tenant or any Tenant Party is or becomes listed as an SDN, Tenant shall be deemed in breach of this Lease and Landlord shall have the right to terminate the Lease immediately upon written notice to Tenant.

C.	Crosswalk. Tenant may construct a crosswalk between the Building and the 9369 Building (“Crosswalk”), provided the design, construction, repair and maintenance of such Crosswalk shall be at Tenant’s sole cost and expense. Tenant shall obtain all necessary approvals from the City of San Diego. The Crosswalk shall be subject to Landlord’s prior approval, including, but not limited to, the location, design and construction times. Landlord shall not be obligated to incur any cost, expense or liability for the Crosswalk, it being understood that Article X of the Lease shall apply. If Tenant does not construct the Crosswalk on or prior to March 31, 2011, Tenant’s rights to install the same shall expire.

D.	Right to Extend This Lease. Section 3.3 of the Lease shall remain in full force and effect and shall apply to both the Original Premises and the Expansion Space.

E.	Letter of Credit. Within a reasonable time upon receipt of the additional security deposit set forth in Section V of this Amendment, Landlord shall expedite in a commercially reasonable manner to return the letter of credit referenced in Section III.F of the Second Amendment to Tenant. Accordingly, Section III.F of the Second Amendment shall be deleted in its entirety and of no further force or effect.

VIII.	GENERAL.

A.	Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B.	Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant and can be changed only by a writing signed by Landlord and Tenant.

C.	Counterparts. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation.

D.	Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E.	Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.

F.	Attorneys’ Fees. The provisions of the Lease respecting payment of attorneys’ fees shall also apply to this Amendment.

G.	Execution of Amendment. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:		TENANT:

THE IRVINE COMPANY LLC		PEREGRINE SEMICONDUCTOR CORPORATION

By:	/s/ STEVEN M. CASE	By:	/s/ RONALD E. REEDY
	Steven M. Case Executive Vice President Office Properties		Ronald E. Reedy, Ph.D. Chief Executive Officer

By:	/s/ MICHAEL T. BENNETT	By:	/s/ JAY C. BISKUPSKI
	Michael T. Bennett Senior Vice President, Operations		Jay C. Biskupski Chief Financial Officer

EXHIBIT A

OUTLINE AND LOCATION OF EXPANSION SPACE

9369 Carroll Park Dr.

Suite 100

EXHIBIT B

WORK LETTER

As used in this Work Letter, the “Premises” shall be deemed to mean the Expansion Space, as defined in the attached Amendment.

I.	TENANT IMPROVEMENTS

The tenant improvement work (“Tenant Improvements”) shall consist of any work required to complete the Premises pursuant to approved plans and specifications. Tenant shall employ its own architect and general contractor in constructing the Tenant Improvements. The general contractor shall be selected and engaged by Tenant on the basis of a competitive bid involving one general contractor designated by Landlord and up to 2 other general contractors approved in writing by Landlord. The work shall be undertaken and prosecuted in accordance with the following requirements:

A.	Concurrently with sign-off by Tenant, the space plans, construction drawings and specifications for all improvements and finishes, together with any changes thereto, shall be submitted to Landlord (with samples as required) for review and approval by Landlord and its architect for the Project. In lieu of disapproving an item, Landlord may approve same on the condition that Tenant pay to Landlord, prior to the start of construction and in addition to all sums otherwise due hereunder, an amount equal to the cost, as reasonably estimated by Landlord, of removing and replacing the item upon the expiration or termination of the Lease. Should Landlord approve work that would necessitate any ancillary Building modification or other expenditure by Landlord, then except to the extent of any remaining balance of the “Landlord Contribution” as described below, Tenant shall, in addition to its other obligations herein, promptly fund the cost thereof to Landlord.

B.	All construction drawings prepared by Tenant’s architect shall follow Landlord’s CAD standards, which standards shall be provided to Tenant or its architect upon request.

C.	Landlord shall, subject to the foregoing, approve or disapprove any submittal of plans or specifications by Tenant within 5 business days following receipt thereof by Landlord.

D.	Tenant shall use the electrical, mechanical, plumbing and fire/life safety engineers and subcontractors designated by Landlord. All other subcontractors shall be subject to Landlord’s reasonable approval, and Landlord may require that one or more designated subtrades be union contractors.

E.	Tenant shall deliver to Landlord a copy of the final application for permit and issued permit for the construction work.

F.	Tenant’s general contractor and each of its subcontractors shall comply with Landlord’s requirements as generally imposed on third party contractors, including without limitation all insurance coverage requirements and the obligation to furnish appropriate certificates of insurance to Landlord prior to commencement of construction.

G.	A construction schedule shall be provided to Landlord prior to commencement of the construction work, and weekly updates shall be supplied during the progress of the work.

H.	Tenant shall give Landlord 10 days prior written notice of the commencement of construction so that Landlord may cause an appropriate notice of non-responsibility to be posted.

I.	Tenant and its general contractor shall attend weekly job meetings with Landlord’s construction manager for the Project.

J.	Upon completion of the work, Tenant shall cause to be provided to Landlord (i) as-built drawings of the Premises signed by Tenant’s architect, (ii) CAD files of the improved space compatible with Landlord’s CAD standards, (iii) a final punchlist signed by Tenant, (iv) final and unconditional lien waivers from all contractors and subcontractors, (v) a duly recorded Notice of Completion of the improvement work, and (vi) a certificate of occupancy for the Premises (collectively, the “Close-out Package”). Should Tenant fail to provide complete CAD files compatible with Landlord’s standards as required herein, Landlord may cause its architect to prepare same and the cost thereof shall be reimbursed to Landlord by Tenant within ten (10) days of invoice therefor.

K.	The work shall be prosecuted at all times in accordance with all state, federal and local laws, regulations and ordinances, including without limitation all OSHA and other safety laws.

L.	All of the provisions of the Lease shall apply to any activity of Tenant, its agents and contractors, in the Premises prior to the Expansion Effective Date, except for the obligation of Tenant to pay rent.

Landlord shall not be liable in any way for any injury, loss or damage which may occur to any work performed by Tenant, nor shall Landlord be responsible for repairing any defective condition therein. In no event shall Tenant’s failure to complete the Tenant Improvements extend the Expansion Effective Date.

II.	COST OF THE WORK

A.	Landlord shall provide to Tenant a tenant improvement allowance in the amount of $348,135.00 (the “Landlord Contribution”), with any excess cost to be borne solely by Tenant. The Landlord Contribution shall also be utilized to fund space planning and other architectural costs (including the reasonable cost charged by Landlord’s architect to review Tenant’s drawings and CAD files), construction costs and plan check and permit fees. It is understood that Landlord shall be entitled to a supervision/administrative fee equal to 2.5% of such costs, which fee shall be paid from the Landlord Contribution. If the actual cost of completion of the Tenant Improvements is less than the maximum amount provided for the Landlord Contribution or remains after March 31, 2011, such savings shall inure to the benefit of Landlord and Tenant shall not be entitled to any credit or payment or to apply the savings toward additional work. Notwithstanding the foregoing, Landlord shall also provide an additional allowance equal to $120,365.00 (“Additional Contribution”) towards either the Tenant Improvements or Basic Rent abatement commencing on August 1, 2012. If Tenant does not utilize the Additional Contribution on or prior to February 1, 2012, Landlord shall apply the Additional Contribution to Basic Rent.

B.	Landlord shall fund the Landlord Contribution (less deductions for the above-described supervision fee and charges of Landlord’s architect) in installments as and when costs are incurred and a payment request therefor is submitted by Tenant. Each payment request shall include a copy of all supporting invoices, conditional progress payment lien waivers (in the form prescribed by the California Civil Code) for labor and materials incorporated in such payment request, unconditional lien waivers (in the form prescribed by the California Civil Code) for labor and materials on the basis of which payment has previously been by Landlord, and pertinent back-up (including copies of Tenant’s payment checks to its contractors and suppliers). Landlord shall fund the payment request within 30 days following receipt of the application and supporting materials; provided that a 10% retention shall be held on payments to Tenant until Landlord receives the complete Close-out Package. The remaining balance of the Landlord Contribution shall be funded when Landlord receives the complete Close-out Package. Prior to any payment by Landlord hereunder, Tenant shall provide to Landlord in writing the address to which such payment is to be delivered, together with a complete copy of the construction contract(s) for the Tenant Improvements.